Exhibit 99.3

Jeff Hansen

Investor Relations

Marriott Vacations Worldwide

407.206.6149

jeff.hansen@mvwc.com

Ed Kinney

Corporate Communications

Marriott Vacations Worldwide

407.206.6278

ed.kinney@mvwc.com

Marriott Vacations Worldwide Announces Exchange Offer and

Consent Solicitation for IAC Notes

ORLANDO, Fla. – July 26, 2018 – Marriott Vacations Worldwide Corporation (NYSE: VAC) (“our”) today announced that Marriott Ownership Resorts, Inc. (the “Issuer”), a wholly owned subsidiary of Marriott Vacations Worldwide, has commenced, subject to the terms and conditions set forth in a confidential offering memorandum and consent solicitation statement dated the date hereof (the “Offering Memorandum”), an offer to exchange (the “Exchange Offer”) any and all of the outstanding $350.0 million aggregate principal amount of 5.625 percent Senior Notes due 2023 (the “Existing IAC Notes”) issued by Interval Acquisition Corp. (“IAC”), a wholly owned subsidiary of ILG, Inc. (“ILG”), held by Eligible Holders (as defined below) for (i) up to an aggregate principal amount of $350.0 million of new 5.625 percent Senior Notes due 2023 (the “Exchange Notes”) to be issued by the Issuer and (ii) cash. The purpose of the Exchange Offer is to promote a more efficient capital structure and ease administration of MVW’s consolidated indebtedness.

The following table sets forth the Exchange Consideration, Early Tender Premium and Total Exchange Consideration for Existing IAC Notes validly tendered (and not validly withdrawn) and accepted for exchange in the Exchange Offer:

Existing IAC Notes to be Exchanged	CUSIP Number	Aggregate Principal Amount Outstanding	Exchange Consideration(1)(2)	Early Tender Premium	Total Exchange Consideration(1)(2)(3)
5.625% Senior Notes due 2023	46113V AD 0	$350,000,000	$950 principal amount of Exchange Notes and $10 in cash	$50 principal amount of Exchange Notes	$1,000 principal amount of Exchange Notes and $10 in cash

(1)

Total principal amount of Exchange Notes for each $1,000 principal amount of Existing IAC Notes tendered. The Exchange Notes will accrue interest from April 15, 2018, the most recent interest payment date on the Existing IAC Notes.

(2)	Cash consideration for each $1,000 principal amount of Existing IAC Notes tendered and represents the fee payable for holders providing consents.

(3)	Includes Early Tender Premium.

The Exchange Offer and the Consent Solicitation are being made in connection with the previously announced combination of Marriott Vacations Worldwide with ILG (the “Combination Transactions”) pursuant to that certain Agreement and Plan of Merger, dated as of April 30, 2018, by and among Marriott Vacations Worldwide, ILG and certain of their direct and indirect subsidiaries (the “Merger Agreement”). The obligation of the Issuer to accept for exchange, and to pay the cash consideration for, Existing IAC Notes validly tendered (and not validly withdrawn) in the Exchange Offer is subject to certain conditions set forth in the Offering Memorandum, including consummation of the Combination Transactions pursuant to the Merger Agreement. The parties’ obligations to complete the Combination Transactions are subject to the conditions set forth in the Merger Agreement, but the consummation of the Combination Transactions is neither subject to a financing condition nor is it subject to the completion of the Exchange Offer and the Consent Solicitation.

The Issuer is also soliciting consents (the “Consent Solicitation”) from Eligible Holders, upon the terms and conditions set forth in the Offering Memorandum, to adopt certain proposed amendments to the indenture (the “Existing IAC Indenture”) under which the Existing IAC Notes were issued that would eliminate certain of the covenants, restrictive provisions and events of default contained in the Existing IAC Indenture (the “Proposed Amendments”). Eligible Holders may not tender Existing IAC Notes in the Exchange Offer without delivering a consent in the Consent Solicitation. If an Eligible Holder tenders Existing IAC Notes in the Exchange Offer, such Eligible Holder will be deemed to deliver its consent, with respect to the principal amount of such tendered Existing IAC Notes, to the Proposed Amendments. The Issuer may complete the Exchange Offer even if valid consents sufficient to effect the Proposed Amendments are not received.

The Exchange Offer is not conditioned on any minimum amount of Existing IAC Notes being tendered for exchange. In addition, the Exchange Offer is not conditioned on the receipt of a requisite amount of consents in the Consent Solicitation.

Holders who validly tender (and do not validly withdraw) their Existing IAC Notes at or prior to 5:00 p.m., ET, on August 8, 2018 (such date and time, as the same may be extended, the “Early Tender Date”), will be eligible to receive the “Total Exchange Consideration” (as set forth in the table above), which includes the “Early Tender Premium” set forth in such table, for all such Existing IAC Notes that are accepted on the “Settlement Date,” which will occur promptly after the Expiration Date (as defined below). Tenders may not be withdrawn after 5:00 p.m., ET, on August 8, 2018 (such date and time, as the same may be extended, the “Withdrawal Deadline”), except in certain limited circumstances. Eligible holders who validly tender their Existing IAC Notes after the Early Tender Date but at or prior to 5:00 p.m., ET, on August 30, 2018 (such date and time, as the same may be extended, the “Expiration Date”), will not be eligible to receive the Early Tender Premium and, instead, will be eligible to receive only the “Exchange Consideration” set out in the table above on the Settlement Date. The Issuer intends to extend the Exchange Offer if the Combination Transactions are not expected to close promptly after the Expiration Date. Marriott Vacations Worldwide and ILG are currently targeting to complete the Combination Transactions at the end of August 2018.

The consent of the holders of a majority of the aggregate principal amount of the Existing IAC Notes outstanding will be required in order to give effect to the Proposed Amendments. After the Withdrawal Deadline, if the Issuer receives valid consents sufficient to effect the Proposed Amendments, IAC and the trustee under the Existing IAC Indenture will execute and deliver a supplemental indenture relating to the Proposed Amendments. The Proposed Amendments will become operative upon consummation of the Exchange Offer.

Documents relating to the Exchange Offer and the Consent Solicitation will only be distributed to holders of Existing IAC Notes who certify that they are (i) “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) persons outside the United States that are not “U.S. persons” within the meaning of Regulation S under the Securities Act and that are not acquiring the Exchange Notes for the account or benefit of a U.S. person (such holders, “Eligible Holders”).

In connection with the Combination Transactions, Marriott Vacations Worldwide expects (i) the Issuer to issue $750 million new senior notes (the “New Marriott Notes”), which are expected to be guaranteed by Marriott Vacations Worldwide and certain of its subsidiaries, and (ii) the Issuer, as the borrower, to enter into new senior secured credit facilities (the “New Credit Facilities”), comprising a $900 million seven-year term loan credit facility and a $600 million five-year revolving credit facility, which are expected to be guaranteed by Marriott Vacations Worldwide and certain of its subsidiaries. Proceeds from the New Marriott Notes and the New Credit Facilities are expected to be used for, among other things, payment of the cash consideration for the Combination Transactions, repayment of ILG’s revolving credit facility and, in each case, transaction fees, costs and expenses and other payments in connection therewith.

The Exchange Notes will initially be guaranteed on a senior unsecured basis by Marriott Vacations Worldwide and each of Marriott Vacations Worldwide’s subsidiaries that is a borrower under or that guarantees the New Credit Facilities, and, in the future, by any subsidiary of Marriott Vacations Worldwide (other than receivables subsidiaries or foreign subsidiaries) that becomes a borrower or a guarantor under a credit facility or other capital markets debt securities of the Issuer or any guarantor of the Exchange Notes.

The Exchange Notes will not initially be registered under the Securities Act or the securities laws of any other jurisdiction. In connection with the issuance of the Exchange Notes, the Issuer and the guarantors thereof will enter into a registration rights agreement pursuant to which they will agree to exchange the Exchange Notes for registered notes having substantially the same terms as the Exchange Notes or, in certain circumstances, to register the resale of Exchange Notes with the Securities and Exchange Commission. Until they are registered, the Exchange Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The complete terms and conditions of the Exchange Offer and the Consent Solicitation are described in the Offering Memorandum and related letter of transmittal and consent. The Offering Memorandum and related letter of transmittal will only be made available to holders who confirm their status as Eligible Holders. Eligible Holders may obtain copies by contacting D.F. King & Co., Inc., the exchange agent and information agent in connection with the Exchange Offer and Consent Solicitation, at (866) 521-4487 (U.S. toll-free) or (212) 269-5550 (banks and brokers), by emailing ILG@dfking.com or by visiting www.dfking.com/ILG to complete the eligibility process.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to exchange or buy, nor a solicitation of an offer to sell, subscribe for or exchange or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

This communication does not constitute an offer to sell or an offer to buy any New Marriott Notes.

About Marriott Vacations Worldwide Corporation

Marriott Vacations Worldwide Corporation is a leading global pure-play vacation ownership company, offering a diverse portfolio of quality products, programs and management expertise with over 65 resorts. Its brands include Marriott Vacation Club, The Ritz-Carlton Destination Club and Grand Residences by Marriott. Since entering the industry in 1984 as part of Marriott International, Inc., the company earned its position as a leader and innovator in vacation ownership products. The company preserves high standards of excellence in serving its customers, investors and associates while maintaining a long-term relationship with Marriott International. For more information, please visit www.marriottvacationsworldwide.com.

About ILG

ILG (Nasdaq: ILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Sheraton®, and Westin® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs. ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. is the exclusive provider of vacation ownership for the Sheraton and Westin brands and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, LLC. Headquartered in Miami, Florida, ILG has offices in 15 countries and more than 10,000 associates.

Forward-Looking Statements

Information included in this communication, and information which may be contained in other filings with the Securities and Exchange Commission (the “SEC”) and press releases or other public statements, contains or may contain “forward-looking” statements. These forward-looking statements include, among other things, statements of plans, objectives, expectations (financial or otherwise) or intentions. Forward-looking statements are any statements other than statements of historical fact, including statements regarding Marriott Vacations Worldwide and ILG’s expectations, beliefs, hopes, intentions or strategies regarding the future. Among other things, these forward-looking statements may include statements regarding the proposed combination of Marriott Vacations Worldwide and ILG; our beliefs relating to value creation as a result of a potential combination of Marriott Vacations Worldwide and ILG; the expected timetable for completing the transactions; benefits and synergies of the transactions; future opportunities for the combined company; statements regarding the Exchange Offer, the Consent Solicitation, the New Marriott Notes and the New Credit Facilities and any other statements regarding Marriott Vacations Worldwide’s and ILG’s future beliefs, expectations, plans, intentions, financial condition or performance. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, our financial and business prospects, our capital requirements, our financing prospects, our relationships with associates and labor unions, our ability to consummate potential acquisitions or dispositions, our relationships with the holders of licensed marks, and those additional factors disclosed as risks in other reports filed by us with the SEC, including those described in Part I of the Marriott Vacations Worldwide’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K as well as in ILG’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K and in the joint proxy statement/prospectus included in the registration statement on Form S-4 filed by Marriott Vacations Worldwide with the SEC, and any amendments thereto.

Other risks and uncertainties include the timing and likelihood of completion of the proposed transactions between Marriott Vacations Worldwide and ILG; the possibility that Marriott Vacations Worldwide’s stockholders may not approve the issuance of the Marriott Vacations Worldwide shares to be issued in connection with the proposed transactions; the possibility that ILG’s stockholders may not approve the proposed transactions; the possibility that the expected synergies and value creation from the proposed transactions will not be realized or will not be realized within the expected time period; the risk that the businesses of Marriott Vacations Worldwide and ILG will not be integrated successfully; the potential impact of the disruption from the proposed transactions making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; the ability to retain key personnel; the availability of financing; the possibility that the proposed transactions do not close; as well as more specific risks and uncertainties. You should carefully consider these and other relevant factors, including those risk factors in this communication and other risks and uncertainties that affect the businesses of Marriott Vacations Worldwide and ILG described in their respective filings with the SEC, when reviewing any forward-looking statement. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we disclaim any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Important Information and Where to Find It

The proposed transactions involving Marriott Vacations Worldwide and ILG will be submitted to Marriott Vacations Worldwide’s stockholders and ILG’s stockholders for their consideration. In connection with the proposed transaction, on July 19, 2018, Marriott Vacations Worldwide filed with the SEC an amendment to the registration statement on Form S-4 that included a joint proxy statement/prospectus for the stockholders of Marriott Vacations Worldwide and ILG and was filed with the SEC on June 6, 2018. The registration statement was declared effective by the SEC on July 23, 2018. Marriott Vacations Worldwide and ILG mailed the definitive joint proxy statement/prospectus to their respective stockholders on or about July 25, 2018 and each of MVW and ILG intend to hold the special meeting of the stockholders of Marriott Vacations Worldwide and ILG on August 28, 2018. This communication is not intended to be, and is not, a substitute for such filings or for any other document that Marriott Vacations Worldwide or ILG may file with the SEC in connection with the proposed transaction. SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS, CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The registration statement, the joint proxy statement/prospectus and other relevant materials and any other documents filed or furnished by Marriott Vacations Worldwide or ILG with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus from Marriott Vacations Worldwide by going to its investor relations page on its corporate web site at www.marriottvacationsworldwide.com and from ILG by going to its investor relations page on its corporate web site at www.ilg.com.

Participants in the Solicitation

Marriott Vacations Worldwide, ILG, their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Marriott Vacations Worldwide’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 27, 2018 and in its definitive proxy statement filed with the SEC on April 3, 2018, and information about ILG’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 1, 2018, and in its definitive proxy statement filed with the SEC on May 7, 2018. These documents are available free of charge from the sources indicated above, and from Marriott Vacations Worldwide by going to its investor relations page on its corporate web site at www.marriottvacationsworldwide.com and from ILG by going to its investor relations page on its corporate web site at www.ilg.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transactions is presented in the definitive joint proxy statement/prospectus included in the registration statement on Form S-4 filed by Marriott Vacations Worldwide with the SEC, and may be included in other relevant materials that Marriott Vacations Worldwide and ILG file with the SEC.

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